SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

ATLANTIC COAST FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-35072 (Commission File Number)	65-1310069 (I.R.S. Employer Identification No.)

12724 Gran Bay Parkway West, Suite 150, Jacksonville, FL  32258
(Address of principal executive offices)

(800) 342-2824
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 11, 2011, Atlantic Coast Financial Corporation (the “Company”) informed the Nasdaq Stock Market (“Nasdaq”) that Director Robert J. Smith, its Audit Committee Financial Expert and Audit Committee Chairman, had resigned in order to accept a position with Discover Financial Services.   As a result, the Company will not be in compliance with Nasdaq Rule 5605(c)(2)(A) regarding the composition of the Audit Committee, subject to Nasdaq’s allowed cure period of the earlier of the next annual shareholders meeting or one year from Mr. Smith’s resignation.  The Company has begun an immediate search to replace Mr. Smith on the Board of Directors of the Company, the Audit Committee and as Audit Committee Financial Expert.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 5, 2011, Robert J. Smith resigned his position as a Director of the Company and Atlantic Coast Bank, in order to accept an executive position with Discover Financial Services (NYSE:DFS), in connection with its pending acquisition of certain assets of Home Loan Center, an affiliate of Lending Tree.  Mr. Smith, whose term would have expired in 2012, had been a member of the Board of Directors since 2003 and was both the Chairman of the Company’s Audit Committee and its Audit Committee Financial Expert. The Company has begun an immediate search to replace Mr. Smith on the Board of Directors of the Company, the Audit Committee and as the Audit Committee Financial Expert.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FINANCIAL CORPORATION

Date: August 11, 2011	By: /s/ G. Thomas Frankland
G. Thomas Frankland
President and Chief Executive Officer
(Duly Authorized Representative)